Exhibit 10.14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into as of the 18th day of November 2008, between BUMBLE BEE FOODS, LLC, a Delaware limited liability company (the “Company”), and Christopher David Lischewski who resides at 4512 Rancho Del Mar Trail, San Diego, California 92130 (“Executive”).

W I T N E S S E T H:

WHEREAS, in connection with the closing (the “Closing”) of the transactions contemplated by the Business Acquisition Agreement, dated as of September 25, 2008, as amended through the date hereof (the “Acquisition Agreement”), Company desires to employ Executive and Executive desires to accept employment with Company upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

1. Employment Term. The Company agrees to employ Executive, and Executive agrees to be so employed, in the capacity of President and Chief Executive Officer of the Company and Connors Bros., L.P., a Delaware limited partnership (the “Parent”), for a term commencing on the date hereof and ending on the third anniversary of the date hereof (the “Termination Date”); provided, however, that commencing on the day after the third anniversary hereof and on each one year anniversary thereafter, the term shall automatically be extended for one additional year unless either the Company or Executive gives written notice to the other at least 30 days before such extension would otherwise occur of the Company’s or Executive’s election not to extend the term; provided, further, that notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be earlier terminated pursuant to the terms hereof. “Employment Term” as used herein shall mean the term of this Agreement.

2. Position and Duties. During the Employment Term, Executive shall (in accordance with Paragraph 12 hereof) diligently and conscientiously devote Executive’s full business time, attention, energy, skill and best efforts to the business of the Company and Parent and to the discharge of Executive’s duties hereunder. During the Employment Term, Executive’s duties under this Agreement shall be to serve as President and Chief Executive Officer of Company and Parent, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the board of managers of CP V CB GP, LLC, a Delaware limited liability company (the “GP”) or the board of directors or other governing body of any successor entity to the Parent (as applicable, the “Board”) or its designees, and Executive shall report to the Board or its designees. During the Employment Term, Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Board from time to time, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement. During the Employment Term, Executive shall serve as a member of the Board.

3. Place of Employment. Executive’s performance of services under this Agreement shall be rendered in San Diego, California, subject to necessary travel requirements of Executive’s position and duties hereunder.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay to Executive base salary compensation at an annual rate of $650,000. Following the end of the Company’s fiscal year 2008, and annually thereafter, the Board shall review Executive’s base salary in light of the performance of Executive and the Company, and may, in its sole discretion, maintain, increase or decrease (but not decrease below $650,000) such base salary by an amount it determines to be appropriate in light of all relevant factors, including factors relating to the consummation of the transactions contemplated by the Acquisition Agreement. During the Employment Term, Executive’s annual base salary payable hereunder, as it may be maintained, decreased (but not decreased below $650,000) or increased from time to time, is referred to herein as “Base Salary.”

(b) Bonus.

(i) Management Incentive Plan. During the Employment Term, Executive shall participate in the Company’s Management Incentive Plan (the “Management Incentive Plan”), consistent with past practice and Executive’s target bonus rate for purposes of the Management Incentive Plan shall be 100% of Executive’s annual Base Salary.

(ii) Discretionary Bonus. In addition to the foregoing, the Board may from time to time review Executive’s performance during the Employment Term and, based upon Executive’s performance, may recommend that the Company should award Executive an additional cash bonus in order to reward Executive for services rendered to the Company and/or as an incentive for continued service to the Company.

(c) Option Grants. As soon as practical following signing of this Agreement, Parent shall grant Executive non-qualified options to purchase 6,805.1 common units of the Parent (the “Common Units”), at an exercise price per Common Unit of $1,000.00. The grant of 6,805.1 options pursuant to this Paragraph 4(c) shall be comprised of 1,701.3 Series A Options, 1,701.3 Series B Options, 1,701.3 Series C Options and 1,701.3 Series D Options. All such options shall be subject to the terms and conditions set forth in the Option Agreements applicable to such Series, forms of which are attached hereto as Exhibits D-1, D-2, D-3 and D-4 and the Connors Bros., L.P. Unit Option Plan referred to therein.

(d) Equity Investment by Executive. Executive hereby acknowledges and agrees that, concurrently with the initial equity investment in Parent (or one of its affiliates) by Centre Capital Investors V, L.P. and/or its affiliated investment funds, (collectively, the “Centre Entities”), Executive shall make an initial equity investment (each, an “Executive Investment”) in the BB Management Invest, L.P. (the “Management Co-invest Entity”) equal to $4,000,000. The Executive Investment in the Management Co-invest Entity shall be pursuant to a Subscription Agreement between the Management Co-invest Entity (or applicable affiliate of Parent) and Executive, in substantially the form attached hereto as Exhibit A. In connection with the Executive Investment, Parent (or applicable affiliate of Parent) shall loan the Management Co-invest Entity, on the terms and conditions of the guarantee documents entered into by Parent and Executive, which shall be personally guaranteed by the Executive, on a full-recourse basis, an amount equal to $1,318,750 (the “Parent Loan”), subject to the terms and conditions of the loan documentation entered into by Parent (or applicable affiliate of Parent) and the Management Co-invest Entity in substantially the form attached hereto as Exhibit B. Executive hereby acknowledges and agrees that the proceeds from the Parent Loan shall be invested in securities of Parent (or applicable affiliate of Parent) with substantially the same economic rights as those acquired by the Centre Entities, pursuant to a Subscription Agreement between Parent (or applicable affiliate of Parent) and the Management Co-invest Entity in substantially the form attached hereto as Exhibit A, and that all securities of Parent (or applicable affiliate of Parent) owned by the Executive shall be pledged to secure the applicable Parent Loan.

(e) Restricted Securities. In connection with the Executive Investment, Parent (or applicable affiliate of Parent ) shall grant Executive restricted securities of Parent (or applicable affiliate of Parent ) in an amount equal to $1,275,000, with such grant to be evidenced by a Grant of Restricted Interests between Parent (or applicable affiliate of Parent ) and Executive in substantially the form, and with such vesting provisions, attached hereto as Exhibit C.

(f) Acknowledgement. Executive hereby acknowledges and agrees that except as expressly set forth in this Agreement, Executive shall not be entitled to any compensation or benefits with respect to the Company’s and/or any of its affiliates’ employment of Executive. In furtherance of and not in limitation of the foregoing, Executive hereby acknowledges and agrees that from and after the date hereof, Executive shall not have any right, title or interest under any previously existing compensation plans, employment contracts (including without limitation the Employment Agreement between the Executive and Bumble Bee Seafoods, LLC, dated May 19, 2003 (the “Original Employment Agreement”) and the Amended and Restated Employment Agreement between the Executive and Bumble Bee Seafoods, LLC, dated April 30, 2004 (collectively, with the Original Agreement, the “Prior Employment Agreements”)) or otherwise with respect to the Parent, the Company or any of their respective affiliates (including without limitation, any predecessors in interest of any thereof).

5. Benefits. During the Employment Term, Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the Employment Term by the Company to employees or executives of Executive’s rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company’s then-current practice as approved by the Board from time to time. The foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company and its affiliates have the right, in their sole discretion, to amend, modify or terminate their benefit plans without creating any rights in Executive.

6. Vacation. During the Employment Term, Executive shall be entitled to up to four weeks of paid vacation per calendar year. Executive shall be allowed to carry over up to two weeks of unused vacation until the following calendar year; provided that the Executive shall be entitled to no more than six weeks of vacation in any calendar year.

7. Business Expenses. To the extent that Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement comply with the Company’s expense reimbursement policy and are documented as required by the following sentence, Company shall reimburse Executive for such expenditures. Executive shall document and substantiate all such expenditures, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and all receipts related thereto. Any reimbursement Executive is entitled to receive pursuant to this Section shall be paid promptly, but no later than the last day of the calendar year following the calendar year in which the expense was incurred.

8. Office Facilities and Secretary. During the Employment Term, the Company shall furnish Executive with office space at the Company’s headquarters and secretarial assistance for work-related matters.

9. Termination of Employment.

(a) Death or Disability.

(i) In the event of Executive’s death during the Employment Term, the Employment Term shall automatically terminate.

(ii) Each of the Company and Executive shall have the right to terminate the Employment Term in the event of Executive’s Disability. “Disability” means that the Executive has been unable, for 90 consecutive days, or for periods aggregating 135 business days in any period of twelve months, to perform Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined in good faith by the Board. A termination of the Executive’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 10th day after receipt of such notice by the other party (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date. Notwithstanding the foregoing, in the event that Executive’s Disability reasonably prevents him from personally terminating the Employment Term, Executive’s legal representative may act on Executive’s behalf to terminate the Employment Term pursuant to this Paragraph 9(a)(ii).

(b) By the Company. The Company shall have the right to terminate the Employment Term for Cause. “Cause” as used in this Agreement shall mean (i) Executive’s commission of a felony or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement or theft, (ii) Executive’s engaging in any activity that is harmful (including, without limitation, alcoholic or other self-induced affliction), in a material respect, to the Parent, Company or any subsidiary of Parent (a “Subsidiary”), monetarily or otherwise, as determined by a majority of the Board; (iii) Executive’s material malfeasance (including without limitation, any intentional act of fraud or theft or the intentional misrepresentation of any material financial or other operating results of the Parent, Company or any Subsidiary) in connection with the performance of his duties hereunder, (iv) Executive’s misconduct or gross negligence in connection with the performance of his duties hereunder; (v) Executive’s significant violation of any statutory or common law duty of loyalty to the Parent, Company or any Subsidiary; (vi) Executive’s material breach of this Agreement or of a material Company policy (including without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of Parent, Company or any Subsidiary); or (vii) Executive’s refusal or failure to carry out directives or instructions of the Board that are consistent with the scope and nature of Executive’s duties and responsibilities set forth herein, in the case of clause (iv), (vi) or (vii) above, only if such breach or failure continues for more than 10 days following written notice from Company describing such breach or failure; provided however that Executive shall be entitled to no more than one opportunity to cure with respect to clauses (iv), (vi) and (vii).

(c) By Executive.

(i) Executive shall have the right to terminate the Employment Term for Good Reason (as defined below), upon 60 days’ written notice to the Board given within 180 days following the occurrence of an event constituting Good Reason; provided that the Company shall have 20 days after the date such notice has been given to the Board in which to cure the conduct specified in such notice. Executive’s continued employment during such 20-day period shall not constitute Executive’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of this Agreement “Good Reason” shall mean:

(a) the Company’s failure to pay or provide when due Executive’s Base Salary or a bonus that Company is contractually obligated to pay to Executive, which failure is not cured within 20 days after the receipt by the Board from Executive of a written notice referring to this provision and describing such failure; or

(b) a reduction by the Company in Executive’s Base Salary set forth in Paragraph 4(a); or

(c) the failure to continue Executive in his position as provided in Paragraph 1 or the removal of him from such position; or

(d) a material diminution of Executive’s responsibilities, duties or status, which diminution is not rescinded within 30 days after the date of receipt by the Board from Executive of a written notice referring to this provision and describing such diminution; or

(e) the Company’s relocation of its San Diego, California headquarters more than 30 driving miles from its current location; provided, however, that, such a relocation shall not be deemed to constitute “Good Reason” hereunder in the event that, after such relocation, the Company’s headquarters are located closer to

Executive’s current residence than prior to such relocation; provided, further that, Executive acknowledges that he may be required to spend a substantial amount of time traveling on Company business; or

(f) any material breach by the Company (not otherwise covered by this Section 9(c)(i)) of any material provision of this Agreement after notice in writing from Executive and a reasonable opportunity (not to be less than 20 days) to cure such material breach.

(ii) Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a written notice of termination, and such termination shall not in and of itself be a breach of this Agreement.

(d) Termination Payments.

(i) If the Employment Term is terminated pursuant to Paragraph 9(a), the Company shall pay to Executive his accrued but unpaid Base Salary through the date of termination, all accrued and unpaid expenses reimbursable in accordance with Paragraph 7, all accrued but unused vacation days through the date of termination and an annual bonus for the year in which Executive’s death or disability occurs, prorated through the date of death or disability, based on the Board’s good-faith estimate of the actual award that would have been payable for such year (assuming Executive had remained employed by the Company through the end of such year), if any, payable in accordance with Paragraph 4(b)(i), unless periodic payments are required to comply with Section 409A of the Code.

(ii) If the Employment Term is terminated by Executive pursuant to Paragraph 9(c)(i), or if the Company terminates the Employment Term other than pursuant to Paragraphs 9(a) or 9(b), and, in either case, upon the effectiveness of a release in a form satisfactory to the Company executed by the Executive, no later than forty-five (45) days after such termination, the Company shall pay to Executive the following, which Executive acknowledges to be fair and reasonable, as Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for such termination:

(a) Executive’s accrued but unpaid Base Salary through the date of termination, all accrued and unpaid expenses reimbursable in accordance with Paragraph 7 and all accrued but unused vacation days through the date of termination;

(b) An amount equal to the sum of (I) Executive’s actual Base Salary for the 12 month period immediately prior to such termination and (II) the amount equal to the bonus actually paid to the Executive under Section 4(b) for the year prior to the year of such termination, payable in 12 equal installments during the 12 month period following such termination (the “Severance Pay Period”). Executive will agree to provide the Company and its affiliates with consulting services during the Severance Pay Period as reasonably requested; and

(c) the Company shall pay all costs which the Company would otherwise have incurred to maintain all of Executive’s health benefits under the plans in effect from time to time for executive employees if Executive had continued to render services to the Company for 12 continuous months after the date of his termination of employment; provided that such obligation shall terminate upon Executive securing other alternative employment;

(iii) If the Employment Term is terminated by the Company pursuant to Paragraph 9(b), or Executive terminates the Employment Period other than pursuant to Paragraphs 9(a) or 9(c)(i), without limiting or prejudicing any other legal or equitable rights or remedies which the Company may have upon such breach by Executive, the Company shall pay Executive his accrued but unpaid Base Salary, all accrued and unpaid expenses reimbursable in accordance with Paragraph 7 and all accrued but unused vacation days, in each case, through the date of termination.

10. Services Unique. Executive recognizes that Executive’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Executive (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Executive’s services and the provisions of Paragraph 12), the Parent, Company or any Subsidiary shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein notwithstanding, the Parent, Company or any Subsidiary may seek such equitable relief in a federal or state court in Delaware and Executive hereby submits to jurisdiction in those courts.

11. Protection of the Company’s Interests. To the fullest extent permitted by law, all rights worldwide with respect to any intellectual or other property of any nature conceived, developed, produced, created, suggested or acquired by Executive as a result of Executive’s employment with the Company (or any of its predecessors or any of its affiliates), or through the use of the Company’s (or such predecessors’ or any of its affiliates’) equipment, facilities, trade secrets or confidential information during the period commencing on the date of Executive’s employment with the Company (or such predecessor(s) or such affiliate(s)) and ending upon termination of the Employment Term shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Company or such affiliate(s), as the case may be. Executive agrees to execute, acknowledge and deliver to the Company at the Company’s request, such further documents as the Company finds appropriate to evidence the Company’s or such affiliate’s rights in such property. Executive further acknowledges that in performing Executive’s duties hereunder, Executive will have access to proprietary and confidential information and to trade secrets of the Company and its affiliates. Any confidential and/or proprietary information of the Company or its affiliates shall not be used by Executive or disclosed or made available by Executive to any person except (i) as required in the course of Executive’s employment or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, it being understood that Executive will promptly notify the Company of such requirement so that the Company may seek to obtain a protective order. Upon expiration or earlier termination of the Employment Term, Executive shall return to the Company (or its applicable affiliate) all such information that exists in written or other physical form (and all copies thereof) under Executive’s control, whether prepared by Executive or by others.

12. Non-Competition; Non-Solicitation; etc. As inducement and essential consideration for the Parent and Company to consummate the transactions contemplated by the Acquisition Agreement, as additional consideration to be paid to Executive under the Acquisition Agreement, and as consideration for his employment hereunder, Executive agrees to the restrictive covenants contained in this Section 12. The parties agree that such restrictive covenants are essential to preserve the good will of the businesses acquired under the Acquisition Agreement and that the Parent would not have entered into the Acquisition Agreement without the Executive’s consent to the covenants set forth in this Section 12.

(a) Exclusivity of Employment. Executive agrees that Executive’s employment hereunder is on an exclusive basis, and that during the Employment Term, Executive will not engage in any other business activity. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from (i) serving on the governing bodies of other companies (subject to the approval of the Board which shall not be unreasonably withheld), (ii) engaging in charitable and public service activities, or engaging in speaking and writing activities, or (iii) managing Executive’s personal investments, provided that such activities under clauses (i) and (ii) are disclosed in writing to the Board in a notice that references this provision and the activities under clauses (i), (ii) and (iii) do not interfere with Executive’s availability or ability to perform Executive’s duties and responsibilities hereunder.

(b) Noncompete. Executive agrees that during the Employment Term and until the earlier to occur of (i) the period ending seven years following the Closing or (ii) the period ending one year after termination of the Employment Term, Executive shall not, directly or indirectly, engage in, or participate as an investor in, an officer, employee, director or agent of, or consultant for, any entity engaging in any line of business competitive with the business acquired under the Acquisition Agreement (the “Business”) in the locations where such business was conducted as of the Closing; provided however that, nothing herein shall prevent him from investing as less than a 5% shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. Executive’s participation in an entity in any of the foregoing capacities, other than participation described in the foregoing proviso, being sometimes referred to herein as being a “Participant.”

(c) Nonsolicitation of Employees. Executive agrees that during the Employment Term and until the earlier to occur of (i) the period ending seven years following the Closing or (ii) the period ending two years after termination of the Employment Term (the “Non-Solicitation Period”), Executive will not directly or indirectly induce or solicit any of the Business employees who were employees of the Business as of the Closing to leave their employment.

(d) Nonsolicitation of Customers. Executive agrees that all customers of the Business for which Executive provided services as of the Closing, and all prospective customers from whom Executive has solicited business while in the employ of the Business prior to the Closing, shall be solely the customers of the Parent or its subsidiaries. Executive agrees that during the Non-Solicitation Period, Executive shall neither directly nor indirectly solicit business as to products or services competitive with those of the Business, from any of the Parent’s, the Company’s or any Subsidiary’s customers with whom Executive had contact within one year prior to the Closing.

(e) Executive agrees that the covenants contained in this Paragraph 12 are reasonable with respect to their duration, geographic area and scope. If, at the time of enforcement of this Paragraph 12, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

13. Standstill. Executive agrees that during the Non-Solicitation Period, Executive shall not, except at the specific written request of the Board:

(i) engage in or propose, or be a Participant in any entity that engages in or proposes, any material transaction between the Parent, the Company and/or any Subsidiary (or any of their successors), on the one hand, and Executive or any entity in which Executive is a Participant, on the other hand;

(ii) acquire any equity securities of the Parent, the Company and/or any Subsidiary (or any of their successors) (other than equity securities issued to Executive by Parent or issued to Executive by Parent upon exercise of options issued to Executive by Parent), or be a Participant in any entity that acquires any equity securities of the Parent, the Company and/or any Subsidiary (or any of their successors);

(iii) solicit proxies, or be a Participant in any entity that solicits proxies, or become a Participant in any solicitation of proxies, with respect to the election of directors of the Parent, the Company and/or any Subsidiary (or any of their successors) in opposition to the nominees recommended by the board of directors or similar governing body of any such entity; or

(iv) directly or indirectly, engage in or participate in any other activity that would be reasonably expected to result in a change of control of the Parent, the Company and/or any Subsidiary (or any of their successors).

The foregoing provisions of this Paragraph shall not be construed to prohibit or restrict the manner in which Executives exercises Executive’s voting rights (if any) in respect of equity securities of Parent acquired in a manner that is not a violation of the terms of this Paragraph 13.

14. Nondisparagement. Executive will not at any time during or after the Employment Term directly (or through any other person or entity) make any public or private statements (whether orally or in writing) which are derogatory or damaging to the Parent, the Company or any of their respective subsidiaries or affiliates, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective affiliates, officers, employees, directors, partners, agents, members or shareholders; provided that Executive may comment generally on industry matters in response to inquiries from the press and in other public speaking engagements. Company will not at any time during or after the term of this Agreement directly (or through any other person or entity) make any defamatory public or private statements (whether oral or in writing) concerning the Executive.

15. Representation of the Parties. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound. The Company represents to Executive that it is duly formed and is validly existing under the laws of the State of Delaware, that it is fully authorized and empowered by all necessary action to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.

16. Key Man Insurance. Each of the Company and any of its affiliates and securityholders will have the right throughout the term of this Agreement, to obtain or increase insurance on Executive’s life in such amount as the Board or such affiliate or securityholder (as applicable) determines, in the name of the Company or such affiliate or securityholder, as the case may be, and for its sole benefit or otherwise, in the discretion of the Board or such affiliate or securityholder (as applicable). Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with each of the Company, its affiliates and securityholders as the Company, or any such affiliate or securityholder (as applicable), may request in connection with any such insurance. Executive warrants and represents that, to Executive’s best knowledge, Executive is in good health and does not suffer from any medical condition which might interfere with the timely performance of Executive’s obligations under this Agreement.

17. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 17, except that any such change of address notice shall not be effective unless and until received.

If to the Company:

c/o Centre Partners Management LLC

30 Rockefeller Plaza

Suite 5050

New York, New York 10020

Facsimile: 212-332-5801

Attention: Scott Perekslis

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036-6797

Facsimile: 212-698-0664

Attention: Mark Thierfelder, Esq.

If to Executive, to Executive’s address set forth above.

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, California 92130-2071

Facsimile: 858-523-5450

Attention: Robert E. Burwell, Esq.

18. Entire Agreement, Amendments, Waivers, Etc.

(a) No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive (or with respect to any amendment or modification solely to Paragraph 28, the Parent). No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.

(b) This Agreement, together with any Exhibits hereto and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements, including without limitation the Prior Employment Agreements. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.

(c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(d) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, by the Company and its successors and assigns (and with respect to Paragraph 16, affiliates and securityholders of the Company and their successors and assigns). This Agreement and all rights hereunder are personal to Executive and shall not be assignable. The Company may assign its rights under this Agreement to any successor and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

19. Governing Law. Except for the provisions of Paragraph 26, which shall be governed by Delaware law, this Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

20. Taxes. All payments required to be made to Executive hereunder, whether during the term of Executive’s employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.

21. Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Exhibits and Paragraphs refer to Exhibits to and Paragraphs of this Agreement.

22. Attorney’s Fees and Costs. The Company agrees to pay the reasonable costs and expenses of one firm of counsel with respect to its representation of Executive in connection with the negotiation of this Agreement and the agreements and arrangements referred to herein, up to a maximum of $10,000 (including related costs and disbursements), upon presentation of reasonable documentation thereof. Any reimbursement of legal costs or expenses Executive may be entitled to receive pursuant to this Section shall be paid as soon as practicable, but no later than the last day of the calendar year following the calendar year in which such cost or expense was incurred.

23. Arbitration. Any dispute or controversy between Company or its affiliates and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in San Diego, California administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.

24. Survival. Executive’s obligations under the provisions of Paragraphs 11, 12, 13 and 14, as well as the provisions of Paragraphs 7, 9(d), and 18 through and including 21 and Paragraphs 23, 24 and 25, shall survive the termination or expiration of this Agreement.

25. Confidentiality. The parties agree that the existence and terms of this Agreement are and shall remain confidential. The parties shall not disclose the fact of this Agreement or any of its terms or provisions to any person without the prior written consent of the other party hereto; provided, however, that nothing in this Paragraph 25 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by Executive to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 25, nor prohibit disclosure of such information by or within the Company in the ordinary course of its business to those persons with a need to know, as reasonably determined by the Company, or by the Company to any legal or financial consultant.

26. Indemnification. The Company shall, to the fullest extent permitted by Delaware law, indemnify Executive from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and costs), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company after the date hereof in which Executive may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that an act or omission of the Executive was material to the matter giving rise to the claim, demand, action, suit or proceeding and (i) was committed in bad faith, (ii) was the result of active and deliberate dishonesty, or (iii) constituted gross negligence or willful misconduct or a willful breach of the Parent’s limited partnership agreement, the Company’s operating agreement, this Agreement or any other agreement to which Executive is a party. Any indemnification pursuant to this Paragraph 26 shall be made only out of the assets of the Company, and no member shall be required to contribute or advance funds to the Company to enable the Company to satisfy its obligations under this Paragraph 26. Reasonable expenses incurred by Executive if he is a party to a proceeding to which these provisions are applicable shall be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by Executive of his good faith belief that he is entitled to indemnification by the Company pursuant to this Paragraph 26 with respect to such expenses and proceeding, and (ii) a written undertaking by or on behalf of Executive, to and in favor of the Company, wherein the Executive agrees to repay the amount if it shall ultimately be adjudged not to have been entitled to indemnification under this Paragraph 26.

27. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

28. Guarantee. The Company hereby represents to Executive that it is indirectly controlled 100% by Parent. Parent, by signing below, hereby agrees to cause the

Company to perform each of its obligations hereunder and further agrees that if, after notice, the Company fails to meet any obligations hereunder, Parent shall be responsible and liable for such performance. In addition, Parent acknowledges and agrees that Executive shall be President and Chief Executive Officer of Parent as described in Paragraphs 1 and 2.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

BUMBLE BEE FOODS, LLC

By:	/s/ Christopher Lischewski
Name: Christopher Lischewski
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Christopher David Lischewski
Christopher David Lischewski

Acknowledged and agreed for purposes of Paragraph 28 above:

CONNORS BROS., L.P.

By:	/s/ John Stiker
Name:	John Stiker
Title:	Vice President

EXHIBIT A

SUBSCRIPTION AGREEMENT

EXHIBIT B

LOAN DOCUMENTATION

EXHIBIT C

FORM OF GRANT OF RESTRICTED INTERESTS

EXHIBIT D-1

FORM OF SERIES A OPTION GRANT

EXHIBIT D-2

FORM OF SERIES B OPTION GRANT

EXHIBIT D-3

FORM OF SERIES C OPTION GRANT

EXHIBIT D-4

FORM OF SERIES D OPTION GRANT